                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

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     [ ] Preliminary Proxy Statement        [ ] Confidential, For Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))



     [X] Definitive Proxy Statement


     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                             MCN Energy Group Inc.
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                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
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Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

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pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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

                                    CONTENTS


                                                              PAGE
                                                              ----
Letter from the Chairman....................................    3

Notice of 1998 Annual Meeting of Shareholders...............    4

Proxy Statement.............................................    5
- Proposal 1 -- Election of Directors.......................    5
  Committees of the MCN Board...............................   10
  Beneficial Security Ownership of Directors, Nominees and
  Executive Officers........................................   11


  - Executive Stock Ownership Guidelines....................   12
  Security Ownership of Certain Beneficial Owners...........   12
  Compensation of Directors and Executive Officers..........   12


  - Directors' Compensation.................................   12


  - Executives' Compensation................................   13


  - Other Compensation Matters..............................   14
  Report of the Compensation Committee of The Board of
  Directors on Executive   Compensation.....................   18
  Performance Graphs........................................   23
- Proposal 2 -- Amendment to the MCN Energy Group Inc.
  Articles of Incorporation to increase the number of
  authorized shares of MCN Common Stock, of the par value of
  $.01 per share, from 100 million to 250 million...........   25
- Proposal 3 -- Amendment to the MCN Energy Group Inc.
  Articles of Incorporation to change the number of
  directors of the Company from "not fewer than seven, nor
  more than ten" to "not fewer than nine, nor more than
  twelve"...................................................   25
- Proposal 4 -- Selection of Auditors.......................   25
Other Proxy Matters.........................................   26


-------------------------

- Denotes items to be voted on at the meeting.

MCN ENERGY GROUP INC. LOGO

                            ALFRED R. GLANCY III                                     500 Griswold Street
                            Chairman, President and                                  Detroit, Michigan 48226
                            Chief Executive Officer

February 27, 1998

To our Shareholders:

     You are cordially invited to attend the 1998 Annual Meeting of Shareholders of MCN Energy Group Inc. This year's meeting will be held at the Company's headquarters in Detroit, Michigan on Wednesday, April 22, 1998 at 1:00 p.m. Eastern Daylight-Saving Time. The business items to be acted on during the Annual Meeting are listed in the Notice of Annual Meeting and are described more fully in the Proxy Statement.

     If you plan to attend the Annual Meeting, please mark the appropriate box on the proxy card to request an attendance card. WHETHER OR NOT YOU PLAN TO ATTEND, YOU CAN ENSURE YOUR SHARES ARE REPRESENTED AT THE MEETING BY PROMPTLY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.


     I would like to thank Dale Johnson for his contributions during his years on the MCN Board and to welcome Jim Berges, Vice Chairman of Emerson Electric Company, who has been nominated to fill Mr. Johnson's seat on the board. Mr. Berges comes to us with an extensive background in international operations.


     Along with the other members of the Board of Directors, I look forward to the opportunity of greeting personally those shareholders who are able to attend the Annual Meeting.

     Sincerely,

     /s/ALFRED R. GLANCY III

    NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS OF MCN ENERGY GROUP, INC.
--------------------------------------------------------------------------------

1:00 p.m., April 22, 1998
Guardian Building, 32nd Floor Auditorium
500 Griswold St.
Detroit, Michigan 48226
--------------------------------------------------------------------------------

February 27, 1998

To our Shareholders:

     The 1998 Annual Meeting of Shareholders of MCN Energy Group Inc. will be held at the Company's headquarters in the Guardian Building, 32nd Floor Auditorium, 500 Griswold Street, Detroit, Michigan on Wednesday, April 22, 1998 at 1:00 p.m., Eastern Daylight-Saving Time. Shareholders will act on the following matters:

     (1) ELECTION OF FOUR DIRECTORS TO SERVE FOR TERMS OF THREE YEARS;

     (2) APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF MCN COMMON STOCK, OF THE PAR VALUE OF $.01 PER SHARE, FROM 100 MILLION TO 250 MILLION;

     (3) APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO CHANGE THE NUMBER OF DIRECTORS OF THE COMPANY FROM "NOT FEWER THAN SEVEN, NOR MORE THAN TEN" TO "NOT FEWER THAN NINE, NOR MORE THAN TWELVE";

     (4) RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1998; AND

     (5) TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENTS.

     Shareholders of record at the close of business on February 25, 1998 are entitled to receive notice of and to vote at the Annual Meeting.

     You are invited to attend the Annual Meeting in person. REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOUR BOARD OF DIRECTORS URGES YOU TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

By Order of the Board of Directors,

DANIEL L. SCHIFFER
DANIEL L. SCHIFFER
Senior Vice President,
General Counsel and Secretary

                         [MCN ENERGY GROUP INC. LOGO]

                                PROXY STATEMENT

     The Board of Directors of MCN Energy Group Inc. (the "MCN Board") solicits your proxy for use at the Annual Meeting of Shareholders of MCN Energy Group Inc. ("MCN" or the "Company") to be held on Wednesday, April 22, 1998 at 1:00 p.m., and at any adjournments. This Proxy Statement and a proxy card are scheduled to be mailed to shareholders beginning on March 4, 1998.

     In the following pages, you will find information on your Board of Directors, both the candidates proposed for election and continuing Directors, and additional proposals to increase the number of authorized shares of MCN Common Stock, to change the number of directors of the Company from "not fewer than seven, nor more than ten" to "not fewer than nine, nor more than twelve", and for ratification of the appointment of auditors, all to be voted upon at the Annual Meeting of Stockholders or any adjournment of that meeting. The information in this Proxy Statement has been supplied to you to help you decide how to vote.


     As of February 25, 1998, the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were 78,718,473 outstanding shares of MCN Common Stock, $.01 par value ("MCN Common Stock"). Each outstanding share is entitled to one vote on all matters which may come before the Annual Meeting.


     You can ensure that your shares are voted at the Annual Meeting by completing, signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope. Sending in a signed proxy will not affect your right to attend the Annual Meeting and vote. A shareholder who gives a proxy may revoke it at any time before it is exercised by notifying the Secretary of MCN in writing before the proxy is exercised, or by delivering to the Secretary of MCN a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

PROPOSAL 1 -- ELECTION OF DIRECTORS

     The MCN Board currently consists of ten members divided into three classes, with the term of each director expiring at the Annual Meeting of MCN in the year indicated on the following pages. Generally, one-third of the MCN Board is elected each year.

     Unless otherwise instructed on the proxy card, the proxy holders intend to vote for the election of James G. Berges, Thomas H. Jeffs II, William K. McCrackin and Bill M. Thompson to three-year terms as directors. With the exception of Mr. Berges, each of the nominees is a current member of the MCN Board. Mr. Berges is recommended for election to the MCN Board to fill the position vacated by Dale A. Johnson, who has decided not to seek re-election. Mr. Jeffs and Mr. McCrackin have served the previous full term, while Mr. Thompson has served the last two years filling the position vacated by Arthur L. Johnson, who retired from the Board. The MCN Board believes that, if elected, each nominee will be able and willing to serve. However, if any nominee should be unable or unwilling to serve as a director, the MCN Board may select a substitute nominee and, in that event, the proxy will be voted for the person so selected. The remaining six directors will continue to serve in accordance with their previous elections.

     Information concerning the four directors nominated for a term of three years and the six continuing MCN Board members is set forth on pages 6 through 9.

   NOMINEES FOR ELECTION AS DIRECTORS FOR THREE-YEAR TERMS TO EXPIRE IN 2001
--------------------------------------------------------------------------------
JAMES G. BERGES PHOTO
                JAMES G. BERGES, 50


                Mr. Berges has been Vice Chairman of Emerson Electric Co., a manufacturer of electrical, electromechanical, and electronic products and systems, since April 1997. He was previously Executive Vice President from 1990 through March 1997. Mr. Berges is also Chairman of F.G. Wilson, a joint venture with Caterpillar and EGS Electrical Group, a joint venture with General Signal. He is a Director of Emerson Electric and Astec
                (BSR) Plc.



                Mr. Berges is a Board Member of the St. Louis Regional Housing Alliance and has been active in various roles with the United Way of Greater St. Louis.

--------------------------------------------------------------------------------
THOMAS H. JEFFS II PHOTO
                THOMAS H. JEFFS II, 59, DIRECTOR SINCE 1991
                Attendance: 100% of Board and Committee Meetings

                Mr. Jeffs assumed his current duties as Vice Chairman of First Chicago NBD Corporation and First National Bank of Chicago in December 1995. Mr. Jeffs has been President and Chief Operating Officer of its subsidiary, NBD Bank Michigan, since January 1994. He previously served as Vice Chairman of NBD Bancorp, Inc. and NBD Bank from 1985 through December 1993. Mr. Jeffs is a Director of First Chicago NBD Corporation and NBD Bank Michigan.

                He is Chairman of New Detroit, Inc. and a Director of The Economic Club of Detroit, Detroit Renaissance, Inc. and Local
Initiatives Support Corporation of New York, New York. He is also a Director of Intermet Corporation. Mr. Jeffs serves as Vice Chairman and a member of the Executive Committee of the Detroit Symphony Orchestra Hall, Inc., and Vice Chairman of the Greater Detroit Chamber of Commerce. He is a Director of the Detroit Institute of Arts. Mr. Jeffs is a member of the Visiting Committee of the University of Michigan, School of Business Administration and The Bankers' Roundtable.

   NOMINEES FOR ELECTION AS DIRECTORS FOR THREE-YEAR TERMS TO EXPIRE IN 2001
--------------------------------------------------------------------------------
WILLIAM K. MCCRACKIN PHOTO
                WILLIAM K. MCCRACKIN, 64, DIRECTOR SINCE 1988
                Attendance: 100% of Board Meetings

                Mr. McCrackin has been Vice Chairman and Chief Financial Officer of MCN since August 1988 and Treasurer from August 1988 to September 1992. Mr. McCrackin served as Vice Chairman of MichCon from 1986 until September 1992 and as Chief Financial Officer of MichCon from 1985 until September 1992. He has been a Director of MCN Investment Corporation ("MCNIC") since 1988 and a Director of MichCon since 1984.

                Mr. McCrackin is Chairman of Junior Achievement of Southeastern Michigan and a member of the Finance Committee of United Way
Community Services. Mr. McCrackin has also served as a Director of Mercy Health Services.
--------------------------------------------------------------------------------
BILL M. THOMPSON PHOTO
                BILL M. THOMPSON, 65, DIRECTOR SINCE 1996
                Attendance: 100% of Board and Committee Meetings

                Mr. Thompson retired from Phillips Petroleum Company in December 1992 after 38 years of service. He was Chairman of the Board, President and Chief Executive Officer of GPM Gas Corporation, a wholly owned subsidiary of Phillips Petroleum Company, from February 1992 until December 1992. He had been Vice Chairman of Phillips Petroleum Company from his election in December 1991 until February 1992. Prior to that, he was Executive Vice President of Phillips' downstream operations from September 1988 until December 1991. He was elected a member of the Board of
Directors of Phillips Petroleum Company in 1988.

Mr. Thompson serves on the Board of Directors of The University of Texas College of Engineering Foundation Advisory Council, Chapelwood United Methodist Church in Houston, Texas. He is a past member of the Board of Directors of the American Petroleum Institute, The National Association of Manufacturers, and The Chemical Manufacturers Association.

     THE MCN BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF JAMES G. BERGES, THOMAS H. JEFFS II, WILLIAM K. MCCRACKIN AND BILL M. THOMPSON TO THE BOARD OF DIRECTORS.

                CONTINUING DIRECTORS WHOSE TERM EXPIRES IN 1999
--------------------------------------------------------------------------------
STEPHEN E. EWING PHOTO
                STEPHEN E. EWING, 54, DIRECTOR SINCE 1988
                Attendance: 100% of Board Meetings

                Mr. Ewing has been President of Michigan Consolidated Gas Company ("MichCon") since 1985, Chief Executive Officer since September 1992 and Chief Operating Officer from 1985 to September 1992. He previously served as President and Chief Operating Officer of MCN from August 1988 to September 1992. Mr. Ewing has been a Director of MichCon since 1984.

                Mr. Ewing is the Chairman of the Detroit Economic Growth Corporation, the National Gas Vehicle Coalition and Oakwood Healthcare, Inc.. He is past Chairman of the 1997 United Way
Community Services Torch Drive, Greater Detroit Area Health Council, Metropolitan Affairs Corporation and the Midwest Gas Association. He is a board member of the Michigan Jobs Commission, Detroit Renaissance, Michigan Opera Theater, Institute of Gas Technology and the Skillman Foundation. Mr. Ewing is also a member of the Detroit Institute of Arts' Corporate Relations Committee, Leadership Detroit, and Boy Scouts of America's Detroit Area Advisory Council.
--------------------------------------------------------------------------------
ROGER FRIDHOLM PHOTO
                ROGER FRIDHOLM, 57, DIRECTOR SINCE 1988
                Attendance: 100% of Board and Committee Meetings

                Mr. Fridholm has been President of the St. Clair Group, a private investment company, since 1991. He has been Chairman of Ad Hoc Legal Resources, LLC since 1995 and in 1996 became President of IPG Services Corporation, both of which are staffing service companies. He previously served as President and Chief Executive Officer of Of Counsel, Enterprises, Inc. from February through July 1994 and as Senior Vice President of Corporate Development of Kelly Services, Inc. from March 1992 through January 1994. He was President and Chief Operating
Officer of The Stroh Brewery Company from 1979 to 1991.

Mr. Fridholm serves as a Director of The Stroh Brewery Company, Comerica Bank-Michigan, and MascoTech, Inc.
--------------------------------------------------------------------------------
HELEN O. PETRAUSKAS PHOTO
                HELEN O. PETRAUSKAS, 54, DIRECTOR SINCE 1990
                Attendance: 93% of Board and Committee Meetings

                Ms. Petrauskas has been Vice President for Environmental and Safety Engineering with Ford Motor Company since 1983.

                Ms. Petrauskas is a Director of The Sherwin-Williams Company, a member of the Board of Governors of Argonne National Laboratory and a member of the Society of Automotive Engineers. Ms. Petrauskas is also on the Advisory Boards of the Center for Risk Analysis, Harvard School of Public Health, and Resources for the Future in Washington, D.C.

                CONTINUING DIRECTORS WHOSE TERM EXPIRES IN 2000
--------------------------------------------------------------------------------
ALFRED R. GLANCY III PHOTO
                ALFRED R. GLANCY III, 60, DIRECTOR SINCE 1988
                Attendance: 100% of Board Meetings

                Mr. Glancy has been Chairman and Chief Executive Officer of MCN since August 1988 and President since September 1992. He has been Chairman of MCNIC since 1988. Mr. Glancy has been Chairman of MichCon since 1984 and served as its Chief Executive Officer from 1984 until September 1992. He has been a Director of MichCon since 1981.

                Mr. Glancy is Chairman of the Executive Committee of Detroit Renaissance, Inc., Chairman of Detroit Symphony Orchestra Hall, Inc., and past Chairman of The Detroit Medical Center, Detroit
Renaissance, Detroit Economic Growth Corporation and New Detroit, Inc. He is a Director of the Detroit Institute of Arts, United Way Community Services, Community Foundation for Southeastern Michigan, NBD Bank Michigan, Morton Industrial Group, Citizens Research Council of Michigan, Greater Downtown Partnership, Greater Detroit Chamber of Commerce and the Hudson-Webber Foundation. He is the Vice-Chairman of UNICO Investment in Seattle, Washington.
--------------------------------------------------------------------------------
FRANK M. HENNESSEY PHOTO
                FRANK M. HENNESSEY, 59, DIRECTOR SINCE 1988
                Attendance: 94% of Board and Committee Meetings

                Mr. Hennessey has been Vice Chairman and Chief Executive Officer of MascoTech, Inc. since January 1998. He was formerly Executive Vice President of Masco Corporation. Mr. Hennessey is the Chairman of Emco Limited, a leading Canadian manufacturer and distributor of plumbing-related products, roofing and other building products. He was previously Vice President for Strategic Planning at Masco Corporation, and President, Chief Executive Officer and Director of Emco Limited from December 1990 through August 1995. In addition, Mr. Hennessey is the former President, Chief Executive Officer and Director of the Handleman Company, having served as President and Director from 1981 to December 1989 and Chief Executive Officer from March 1988 to December 1989.

Mr. Hennessey is a Trustee of the Hudson-Webber Foundation and a Director of New Detroit, Inc. He is a Director and Treasurer of United Way Community Services, and Trustee of the Citizens Research Council of Michigan, as well as, Chairman of the Greater Detroit and Windsor Japan American Society.
--------------------------------------------------------------------------------
HOWARD F. SIMS PHOTO
                HOWARD F. SIMS, 64, DIRECTOR SINCE 1988
                Attendance: 100% of Board and Committee Meetings

                Mr. Sims is Chairman and Chief Executive Officer of Sims-Varner & Associates, PLLC, an architecture, engineering and planning firm, and has been a practicing architect since 1963. He also serves as Chairman of The SVA Group and SV Associates, LLC, both engaged in architecture and planning.


                Mr. Sims is a Director of Comerica Incorporated, NICO Ventures, Citizens Research Council of Michigan, Greater Detroit Area Health Council and United Way Community Services. He is a Trustee of the Kellogg Foundation, Karmanos Cancer Institute,
The Community Foundation of Southeast Michigan and WTVS. Mr. Sims is a member of the Executive Board of the Detroit Area Council, Boy Scouts of America.

COMMITTEES OF THE MCN BOARD

     The MCN Board held ten regular meetings and one special meeting during 1997. A majority of directors attended all meetings of the Board. The MCN Board has the following standing committees. Committee membership as of the record date of February 25, 1998 is identified below.

AUDIT COMMITTEE

Frank M. Hennessey, Chairman
Dale A. Johnson
Bill M. Thompson

- Recommends the selection of the Company's independent auditors;
- Reviews the scope of audit procedures, the results of the respective audits, and audit recommendations to management;
- Reviews auditors' fees, annual financial statements, adequacy of internal audit procedures and results of those procedures; and
- Reviews MCN's policies relating to business conduct.

3 meetings in 1997

COMPENSATION COMMITTEE

Thomas H. Jeffs II, Chairman
Roger Fridholm
Dale A. Johnson
Howard Sims

- Reviews and recommends to the MCN Board salary and incentive compensation for officers of MCN, MichCon and MCNIC; and
- Reviews the salary policies for other officers, management and supervisory personnel.

1 meeting in 1997

FINANCE COMMITTEE

Helen O. Petrauskas, Chairman
Roger Fridholm
Frank M. Hennessey
Thomas H. Jeffs II

Reviews and makes recommendations to the MCN Board regarding:
- Financial plans;
- Timing and amount of securities to be issued; and
- Investment policies of the trusteed benefit plans and other corporate funds.

2 meetings in 1997

CORPORATE GOVERNANCE AND
NOMINATING COMMITTEE

Bill M. Thompson, Chairman
Helen O. Petrauskas
Howard F. Sims

- Screens and recommends candidates for the Company's Board of Directors;
- Reviews matters of corporate governance to ensure continued alignment with shareholder interests;
- Reviews efforts of the Company to meet responsibilities to non-owner stakeholders;
- Makes recommendations regarding the effectiveness of the Board and the duties of the committees; and
- Consults with management regarding community involvement and philanthropic contributions from the Company and its subsidiaries and foundations.

2 meetings in 1997

  BENEFICIAL SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table includes MCN Common Stock and stock-based holdings, as of February 25, 1998, of the Company's chief executive officer and its four most highly-compensated executive officers in 1997 (collectively, the "Named Executive Officers") and its directors and nominees.
--------------------------------------------------------------------------------

                  COMMON STOCK AND TOTAL STOCK-BASED HOLDINGS
--------------------------------------------------------------------------------


                                                       COMMON STOCK
                                                        OWNERSHIP
                                                  ----------------------        STOCK
                     NAME                         AMOUNT(1)      PERCENT    EQUIVALENTS(2)      TOTAL
                     ----                         ---------      -------    --------------    ---------
Alfred R. Glancy III..........................     254,402(3)      .3%         304,542          558,944
Rai P. K. Bhargava............................     123,528(3)      .2%          90,749          214,277
Stephen E. Ewing..............................      41,920(3)      .1%         110,979          152,899
William K. McCrackin..........................      45,552(3)      .1%         109,146          154,698
Daniel L. Schiffer............................      40,280(3)      .1%          28,780           69,060
James G. Berges...............................         100          *               --              100
Roger Fridholm................................      10,300(4)       *            2,742           13,042
Frank M. Hennessey............................      10,905          *            2,851           13,756
Thomas H. Jeffs II............................       5,000          *            2,844            7,844
Dale A. Johnson...............................       6,490          *            2,872            9,362
Helen O. Petrauskas...........................       3,019          *            2,565            5,584
Howard F. Sims................................       2,944          *            3,063            6,007
Bill M. Thompson..............................       3,400          *            2,050            5,450
Directors, nominees and executive officers
as a group....................................     547,840         .7%         663,183        1,211,023


-------------------------
* Less than 0.1%

(1) This column lists voting securities, including shares of restricted stock in which the beneficial owners have voting power but do not have investment power until the shares vest. In many instances, voting power and investment power are shared with another as joint tenants.

(2) This column includes the non-voting common stock equivalents, such as performance units granted or deferred under the MCN Energy Group Inc. Stock Incentive Plan, deferred stock units under the MCN Energy Group Inc. Mandatory Deferred Compensation Plan, and performance shares under the MCN Energy Group Inc. Nonemployee Directors' Compensation Plan.

(3) Includes shares held in the MCN Energy Group Savings and Stock Ownership Plan (the "Savings Plan"). The beneficial owners of the shares have sole voting power on all shares. Beneficial owners have investment power on all shares except those purchased by MCN and held as restricted under provisions of the Savings Plan.


(4) Includes 2,100 shares held in the St. Clair Charitable Trust, of which Roger Fridholm is a Trustee. Mr. Fridholm has shared voting and investment power on these shares.

EXECUTIVE STOCK OWNERSHIP GUIDELINES


     In 1995, the Compensation Committee of the MCN Board approved stock ownership guidelines for all executives and external directors to formalize its policy of encouraging share ownership by officers and directors. In 1998, those guidelines were amended to require larger share ownership. This change was made to align further the interests of each executive and external director to that of the shareholders. Current guidelines require the Chairman & CEO to own stock with a value at least eight times annual salary. Other executive and director stock ownership guidelines range from one to five times salary or retainer fee, depending on their level, with the expectation that the shares required to at least minimally meet the guidelines will be acquired over a period of five years from when an individual becomes subject to such guidelines. At February 25, 1998, 100% of the Named Executive Officers and directors meet or exceed the guidelines. All MCN, MichCon and MCNIC officers other than two recently hired, meet or exceed guidelines. The average stockholdings at February 25, 1998 for the Named Executive Officers and directors as a multiple of salary or retainer fee is 12.8 times. The comparable relationship for all MCN, MichCon and MCNIC officers and directors is 8.6 times at February 25, 1998.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Based on a Schedule 13G for the year ended December 31, 1997, filed with the Securities and Exchange Commission, the information set forth below with respect to the beneficial owners of more than five percent of MCN Common Stock.

                                              NUMBER OF
              NAME AND ADDRESS                 SHARES         PERCENT OF CLASS
              ----------------                ---------       ----------------
The Capital Group Companies, Inc. ..........  4,006,000(1)          5.1%
333 South Hope Street
Los Angeles, CA 90071

-------------------------
(1) As reflected in a statement on Schedule 13G dated February 10, 1998, The Capital Group Companies, Inc., does not have investment power or voting power over any of the securities reported in Schedule 13G; however, The Capital Group Companies, Inc. may be deemed to "beneficially own" such securities by virtue of Rule 13d-3 under the Securities Exchange Act of 1934.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS' COMPENSATION

     As of April 1, 1997 Non-officer Directors receive an annual fee of $30,000. Additionally, each year Non-officer Directors receive performance shares worth approximately $30,000, calculated at the beginning of the fiscal year and rounded to the nearest 100 shares. Non-officer Directors are permitted to defer all or a portion of their cash retainer fee in performance shares. The performance shares will be credited to deferral accounts established for each Non-officer Director. The value of the performance shares held in each Non-officer Directors' account will increase/decrease as the value of the underlying MCN Common Stock increases/decreases and the account will be credited with dividend equivalents equal to one-half of the common stock dividend rate. Upon the Non-officer Director's death or retirement, the value of the performance shares will be paid out in shares of MCN Common Stock over a period of one to fifteen years as elected by the Non-officer Director. Based on the elections of the Non-officer Directors, 100% of their compensation will be in the form of performance shares, further aligning the interests of each Non-officer Director and shareholders by tying compensation to the value of MCN Common Stock.

EXECUTIVES' COMPENSATION

     The following table sets forth the aggregate compensation paid or awarded for performance from 1995 through 1997 to the Named Executive Officers of MCN.
--------------------------------------------------------------------------------
                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------


                                                                      LONG-TERM COMPENSATION
                                                 ANNUAL            -----------------------------
                                             COMPENSATION(1)       RESTRICTED                       ALL OTHER
                                         -----------------------      STOCK           LTIP         COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR   SALARY($)   BONUS($)(2)   AWARD($)(3)   PAYOUT($)(1)(4)      ($)(5)
  ---------------------------     ----   ---------   -----------   -----------   ---------------   ------------
A. R. GLANCY III................  1997    620,833      500,000            --        2,382,016         37,541
  Chairman, President, & Chief    1996    575,000      520,000            --        1,984,000         34,500
  Executive Officer               1995    543,750      500,000            --        1,504,800         32,625
S. E. EWING.....................  1997    356,667      240,000            --        1,339,884         20,802
  President & Chief Executive     1996    335,625      136,000            --        1,240,000         20,138
  Officer, MichCon                1995    322,500      170,000            --          940,500         17,738
W. K. MCCRACKIN.................  1997    335,833      260,000            --        1,191,008         20,307
  Vice Chairman & Chief           1996    306,875      210,000            --        1,240,000         18,413
  Financial Officer               1995    282,500      175,000            --          808,830         16,950
R. P. K. BHARGAVA...............  1997    322,500      325,000       770,383        1,042,132         13,852
  President & Chief Executive     1996    273,750      350,000       490,200        1,240,000         12,188
  Officer, MCNIC                  1995    227,500      260,000       379,022          413,820         10,375
D. L. SCHIFFER..................  1997    237,500      150,000            --          744,380         11,217
  Senior Vice President, General  1996    220,000      109,000            --          620,000         10,600
  Counsel & Secretary             1995    195,575       90,000            --          376,200          9,629


-------------------------
(1) Includes amounts received or deferred.

(2) Amounts under the MCN Energy Group Inc. Annual Performance Plan are shown for the year upon which performance is measured. They are paid in February or March of the subsequent year.


(3) Beginning with the 1992 performance year, the Company revised its Stock Incentive Plan replacing restricted stock awards with performance units. The Company's current use of restricted stock is limited to Mr. Bhargava's Special Retention Agreement described on page 15, and special situations, such as the retention of newly hired executives. As of December 31, 1997, the aggregate restricted stock holdings of Mr. Bhargava consisted of 31,094 shares worth $1,255,420. Regular dividends are paid on the restricted stock.



(4) Amounts shown in this column represent the dollar value of final payouts of previous awards pursuant to the Long-Term Incentive Plan for the 6 year periods 1990 through 1995, 1991 through 1996, and 1992 through 1997, respectively. See page 20 for a detailed description of the plan.


(5) Amounts shown in this column represent the Company's contributions to defined contribution plans.

     Beginning with the 1992 performance year, the Company adopted a Performance Unit Plan pursuant to the Long-Term Stock Incentive Plan approved by its shareholders. Performance units are granted in February subsequent to the three year period upon which performance is measured. Performance units granted February 25, 1998 for the 1995 to 1997 performance period to the Named Executive Officers are indicated in the table below.
--------------------------------------------------------------------------------
                        LONG-TERM INCENTIVE PLAN AWARDS
--------------------------------------------------------------------------------


                                    PERFORMANCE    ESTIMATED FUTURE PAYOUTS UNDER
                                      OR OTHER       NON-STOCK PRICE-BASED PLANS
                                    PERIOD UNTIL   -------------------------------
                        NUMBER OF    MATURATION    THRESHOLD    TARGET    MAXIMUM
         NAME           UNITS(#)     OR PAYOUT        (#)         (#)       (#)
         ----           ---------   ------------   ---------    ------    -------
A. R. Glancy III......   39,600       3 years          0        39,600     79,200
S. E. Ewing...........   14,250       3 years          0        14,250     28,500
W. K. McCrackin.......   15,750       3 years          0        15,750     31,500
R. P. K. Bhargava.....   22,500       3 years          0        22,500     45,000
D. L. Schiffer........    4,800       3 years          0         4,800      9,600



Each performance unit is equivalent to a share of MCN Common Stock. The number of performance units initially granted is based on MCN's total shareholder return for the previous three years compared to the total shareholder return for a group of peer companies (identified in the Compensation Committee Report on page 21) over the same period. Once initially granted, regular dividend equivalents are paid on performance units. The initial grants are adjusted upward or downward after a three year period based on MCN's total shareholder return for this subsequent period compared to the total shareholder return for a group of peer companies over the same period. (See the discussion of peer groups and award periods on page 21.) The final award, which will be payable in MCN Common Stock, will range from zero to 200% of the initial grant. Alternatively, participants are provided with the option of deferring their awards until their employment terminates. The deferrals are in the form of common stock equivalents that earn dividend equivalents equal to one-half of the common stock dividend. Final awards are included as Long-Term Incentive Payouts in the Summary Compensation Table on page 13 in the year they are paid out.


OTHER COMPENSATION MATTERS

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS


     MCN has entered into Change of Control Employment Agreements with its Named Executive Officers and certain other officers of MCN and its two principal subsidiaries. Change of control is defined in the agreements as any of the following: (1) the acquisition of beneficial ownership of 20% or more of the outstanding voting securities of the Company, (2) the appointment or election of new directors to the Company's Board which causes the existing directors to no longer constitute at least a majority of the Company's Board, (3) a reorganization, merger or consolidation in which the beneficial owners of the outstanding voting securities have a beneficial interest of less than 60% of the common stock or outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation, or (4) a complete liquidation or dissolution of the Company. The agreements generally have a term of three years beginning with the later of the change of control or the consummation of a change of control transaction. The agreements obligate the officer to continue to serve MCN in the officer's then current capacity, require MCN to compensate the officer in an amount at least equal to the officer's base salary plus the average annual bonus paid to the officer during the preceding three years and provide for the vesting of various unfunded benefits. These unfunded benefits include the Supplemental Retirement Plan discussed on page 16, the Supplemental Death Benefit and Retirement Income Plan discussed on page 16 and the

Supplemental Savings Plan, which permits certain key executives to defer income and be credited with matching contributions to the extent that would otherwise be permitted under the Savings Plan but for limitations imposed by Federal tax law on tax-qualified savings plans. The agreements also provide for the grossed-up payment of any Federal excise taxes due from the executive as a result of any payments received under the agreement and provide three years of continued participation in MCN's benefit and retirement programs. MCN's obligations to the officer, including the obligation to pay base salary and any bonuses, can only be extinguished if the officer's employment is terminated by MCN for "good cause" or by the officer without "good reason" both as defined in the agreements, or by death or disability.

SPECIAL RETENTION AGREEMENT

     Early in 1995, the MCN Board authorized an eight year retention agreement with Mr. Bhargava, the President and Chief Executive Officer of MCNIC. Mr. Bhargava is the executive officer who is expected to manage and grow the Company's diversified business ("Diversified Energy") in order to produce a significant portion of the growth in shareholder value inherent in the Company's strategic direction. The retention agreement is intended to encourage the attainment of short-term and long-term financial goals and discourage alternative offers of employment. Recognizing the entrepreneurial nature of the Diversified Energy group, the agreement is also intended to provide Mr. Bhargava with the economic equivalent of an equity stake in its affairs.

     Specifically, Mr. Bhargava will receive annual restricted stock awards equivalent to 5% of the net income of MCNIC that is in excess of the threshold return on equity ("ROE"), but less than the target ROE, plus 3% of net income in excess of the target ROE. If earnings are below the threshold ROE levels, then no award is paid. The threshold and target ROE levels will be 11% and 13%, respectively for 1998. Annual awards are limited to 1.5% of net income and total awards payable under the agreement are limited to $4,000,000, subject to increase at the discretion of the MCN Board. Dividends will be paid on the shares of restricted stock awarded and the shares will vest on December 31, 2002, the end of the contract term.

     The awards of restricted stock are generally forfeitable if Mr. Bhargava leaves the Company prior to the end of the contract term. The restricted shares awarded immediately vest under specified circumstances, including Mr. Bhargava's death, permanent disability, or involuntary termination without cause.

INDEBTEDNESS OF MANAGEMENT

     In order to encourage executives to maintain their holdings in shares purchased under the MCN Stock Option Plan, which was replaced by the MCN Stock Incentive Plan in May 1989, the Company provided loans at an interest rate in accordance with IRS guidelines based on the market yield of U.S. short-term marketable securities. Pursuant to this provision, Mr. Glancy initiated a loan in 1992 at an interest rate of 4.43%, which was renewed in 1995 at the then current interest rate of 5.65%. The loan covered a maximum outstanding amount of $848,612, including interest, during 1997. A balance of $718,792, including interest, was outstanding as of December 31, 1997. The loan is secured by 169,628 shares of MCN Common Stock with a year-end market value of $6,848,731.

RETIREMENT PLANS
--------------------------------------------------------------------------------

                               PENSION PLAN TABLE
--------------------------------------------------------------------------------

                                             ANNUAL RETIREMENT BENEFIT FOR YEARS OF SERVICE
                                  --------------------------------------------------------------------
 FINAL AVERAGE                       20          25          30          35          40          45
ANNUAL EARNINGS                    YEARS       YEARS       YEARS       YEARS       YEARS       YEARS
---------------                   --------    --------    --------    --------    --------    --------
  $150,000....................    $ 54,700    $ 68,400    $ 82,100    $ 95,700    $105,700    $115,600
   200,000....................      73,000      91,300     109,500     127,800     141,000     154,300
   250,000....................      91,300     114,100     137,000     159,800     176,400     193,000
   300,000....................     109,600     137,000     164,400     191,800     211,700     231,600
   350,000....................     127,900     159,900     191,900     223,800     247,100     270,300
   400,000....................     146,200     182,800     219,300     255,900     282,400     309,000
   450,000....................     164,500     205,600     246,800     287,900     317,800     347,700
   500,000....................     182,800     228,500     274,200     319,900     353,100     386,300
   550,000....................     241,800     276,100     301,600     351,900     388,500     425,000
   600,000....................     263,800     301,300     329,100     383,900     423,800     463,700
   650,000....................     285,800     326,400     356,500     415,900     459,100     502,400
   700,000....................     307,800     351,500     384,000     447,900     494,500     541,000

     RETIREMENT PLANS. All salaried employees of MCN and certain of its subsidiaries (the "Participating Companies") participate in a noncontributory, defined benefit retirement plan (the "Retirement Plan"). Under the Retirement Plan, the monthly pension at normal retirement (age 65) is calculated using a formula providing a single life monthly benefit equal to (1) 1.33% of final average monthly earnings multiplied by the number of total years of credited service with the Participating Companies; plus (2) 0.5% of final average monthly earnings which exceed a 35 year average social security wage base multiplied by the number of years of credited service up to 35 years. Early retirement benefits (at a reduced benefit if such retirement is before the participant attains age 62) are permitted under the plan, (1) on or after the date a participant attains age 55, if the participant's age plus years of credited service (as defined in the plan) equals or exceeds 70, or (2) when the participant has attained 30 years of credited service. An employee's final average monthly earnings is defined as his or her highest average monthly earnings for a consecutive 60-month period during the participant's last 15 years of employment. Average monthly earnings are calculated based on an individual's base salary only. An employee is not vested under the Retirement Plan until he or she has completed five years of credited service or has attained age 65.

     The Supplemental Retirement Plan is also maintained which provides for the payment of benefits that would otherwise be payable under the Retirement Plan but for limitations imposed by Federal tax law on benefits paid by qualified plans.

     The table above illustrates the total estimated annual normal retirement pension benefits including the Supplemental Retirement Plan amounts, if applicable, that will be payable upon normal retirement at age 65 to participants for the specified remuneration and years of credited service classifications. Retirement benefits are not subject to any deduction for social security or other offset amounts. The table does not reflect any reductions in retirement benefits that would result from the selection of one of various available survivorship options or the election to retire prior to age 62. Benefit amounts are computed on a straight life annuity basis.

     As of December 31, 1997, the credited years of service (rounded to the nearest whole year) for the Named Executive Officers are as follows: Mr. Glancy, 35 years; Mr. Ewing, 26 years; Mr. McCrackin, 42 years; Mr. Bhargava, 23 years and Mr. Schiffer, 21 years.

     SUPPLEMENTAL DEATH BENEFIT AND RETIREMENT INCOME PLAN. The Company's Named Executive Officers and certain other officers of the Participating Companies currently participate in a

Supplemental Death Benefit and Retirement Income Plan. Under this plan, the pre-retirement death benefits payable to an employee's surviving spouse are 50% of the employee's final salary until such time as the employee would have reached age 65; thereafter, payments are 20% of salary until the employee would have reached age 75. At retirement an employee may elect to receive (1) annual supplemental retirement income equal to 20% of the employee's final annual salary payable for a period of ten years after age 62; or (2) other available post retirement benefits which are actuarially equivalent to the ten-year payment option.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Thomas H. Jeffs II, Mr. Roger Fridholm, Mr. Dale A. Johnson, and Mr. Howard Sims serve on the Compensation Committee of MCN. Mr. Jeffs is an executive officer of NBD Bank Michigan. Mr. Alfred R. Glancy III, Chairman, President and Chief Executive Officer of MCN, serves as a Director of NBD Bank Michigan.

     MCN prohibits an officer-director of MCN from serving on the compensation committee of an unaffiliated corporation if an officer-director of the unaffiliated corporation serves on the MCN Compensation Committee. Also, no director of MCN can serve on the MCN Compensation Committee if he or she is an officer-director of an unaffiliated corporation on whose Compensation Committee one or more officer-directors of MCN serve. Mr. Jeffs' service on the MCN Compensation Committee and Mr. Glancy's service as a Director of NBD Bank Michigan, are consistent with the MCN policy.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON
EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") establishes MCN's strategic compensation objectives. The Committee then monitors and evaluates the design and effectiveness of MCN's executive pay programs against those objectives. Under Committee review, MCN's executive compensation programs are administered to link executive pay with MCN's strategic direction and business objectives.

OBJECTIVE:

     The primary and overriding objective is to provide a total compensation package that allows MCN to attract, retain, and motivate executive employees. In doing so,

     - MCN establishes total compensation opportunity (base salary, annual incentive, and long-term incentive) at competitive levels.

           - Base salary levels are generally set between the 40th and 65th percentile.

           - Total cash compensation (base salary and annual incentive) is targeted for the 65th percentile with the opportunity to exceed that level when warranted by company and individual performance. Company performance is measured against established financial targets.

           - Long-term incentives are also targeted for the 65th percentile with the opportunity to exceed that level when MCN performance warrants. Performance is defined in terms of total shareholder return relative to a peer group of companies for establishing the level of long-term incentives granted.

METHODOLOGY:

     The methodology used to determine market competitiveness is an annual survey of comparable companies as well as analysis of national and industry executive compensation data. Three separate sets of comparable companies have been identified to best match the three distinct business environments of MCN, MichCon, and MCNIC.

     - Performance, both Company and individual, drive total compensation levels.

           - The relationship of an executive's current salary in relation to the specific marketplace data, along with an assessment of the individual's performance against a set of objectives, determines base pay increases.

           - Annual incentives relate to attaining financial and individual objectives.


           - Long-term incentives relate to providing a competitive total return to shareholders.


     - Variable ("incentive") compensation opportunities are set at levels to put a significant percentage of executive compensation at risk relative to Company performance, thus linking executive and shareholder interests. At target payout projections, the short-term and long-term incentive programs put nearly 80% of the Chairman & CEO's total direct compensation at-risk.

     - Program design encourages and increases stock ownership by executives to better align their interests with those of shareholders. Currently, any final awards under the long-term incentive plan are paid out 100% in MCN Common Stock or common stock equivalents.

     - All components of executive compensation programs are communicated to participating employees annually to insure they understand the opportunity (and the risks) available based on performance, thus increasing the motivational impact of the plans. The status of actual performance relative to the targets is communicated throughout the year to maintain focus on the targets.

ROLE OF THE COMMITTEE:

     The Committee makes recommendations to the Board of Directors on the compensation levels of all officers of MCN, MCNIC, and MichCon and reviews the aggregate recommendations for base pay, annual incentive awards, and long-term incentive awards for the other senior executives of the Company. In addition, the Committee has oversight responsibility for all the Company's compensation programs to ensure that they are aligned with the strategic direction and objectives of the Company.

     In fulfilling these responsibilities, the Committee utilizes the Company's internal compensation function and outside consultants to research and summarize pay and incentive practices of comparable companies, industry averages, and other benchmarks. This year the Committee, along with MCN's executive compensation staff, utilized Hewitt Associates to assist in this process.

SPECIFIC DISCUSSION ON THE COMPONENTS OF EXECUTIVE COMPENSATION:

     BASE SALARY -- The base salary of an executive is established when entering the position based on the individual's experience in relation to external market comparisons for that position. Annually, each executive's salary is reviewed relative to the specific marketplace data and adjustments are made with consideration of the individual's level of performance.

     The Committee, in developing its recommendations, reviewed not only the market data for these increases, but also considered the scope and role of the executive within the organization. In addition, the Committee factored in the executives' contribution and results.


     For 1998, the Committee found, using the market data developed by Hewitt Associates, that Mr. Glancy's base salary was slightly below the 50th percentile of the diversified energy company market. Therefore, the Committee determined to increase Mr. Glancy's base salary to $675,000 (7.1% increase). Mr. Glancy's base salary was last increased on March 1, 1997. Using the same methodology, the committee determined that 24 other officers of MCN, MichCon, and MCNIC should receive base salary increases averaging 11.9%. Eleven other officers did not receive any increase in base salary.


     SHORT-TERM INCENTIVES ("THE ANNUAL PERFORMANCE PLAN") -- Payout under the Company's annual performance plan is funded based on the performance of the Company as measured against goals established by the Committee prior to the start of the fiscal year. For 1997 the goals were defined as Return on Equity for MCNIC and MichCon. For 1998 the goals will also include a factor for growth in earnings per share if such growth exceeds an average of 12% per year over the most recent three-year period. Individual payouts are determined based on each executive's performance.

     In 1997 the target award opportunity for the Chairman & CEO was 60% of base salary. Target awards for all other executives ranged from 15% to 55%. The adjusted award could be more or less than the target award depending on the achievement of the Company's performance. Actual payout of the award is based on individual performance and may vary from 0% to 125% of the adjusted award amount. Individual performance is measured using a combination of sources including:

     - the performance assessment to measure specific accomplishments and results, and

     - leadership abilities and the executive's fiscal responsibility.

     MichCon's performance in 1997 resulted in a calculated award fund equal to 138% of the target payout. The award fund calculated for MCNIC based on the original ROE goal was 134%. However, in the course of the committee's deliberations it was determined that the mechanical application of the plan formula produced payouts that were inconsistent with the Corporation's record performance. During the year, the Company's decision to sell common stock and thereby reduce leverage in the long-term interest of shareholders had an unintended negative consequence on the short-term incentive plan which, as noted above, is based on return on equity. If the 1996 capital structure were used in the bonus calculation, rather than the actual 1997 capital structure, MCNIC's incentive award fund would have exceeded 200%. In light of the above, the Committee approved an adjusted incentive award fund equal to 175% of the target payout for MCNIC. The weighted performance of these two MCN subsidiaries resulted in an MCN adjusted incentive award fund equal to 153% of the target award. Mr. Glancy's actual award was $500,000, or 101% of the funded incentive award calculated without adjustment for MCNIC referred to above.


     As a result of the overall compensation review of the market, the Committee, for 1998, increased the target award opportunity for the President & CEO of MichCon from 45% to 50%. The target awards for all other executives, including the Chairman & CEO of MCN at 60% of base salary, remain unchanged.

     LONG-TERM INCENTIVES ("PERFORMANCE UNIT PLAN") -- This program annually awards performance units to executives based on total shareholder return covering a six-year period, as compared to a peer group of companies. This period is divided into two parts. The first three years determines the initial grant of performance units. Participants receive dividend equivalents on the performance units during the subsequent three-year period. The initial grant is adjusted upward or downward based upon performance over the subsequent three-year period. The final award, if any, is paid 100% in MCN Common Stock or may be deferred in common stock equivalents. One half of any shares not deferred may be sold to satisfy tax withholding obligations. The remaining shares must be retained until the recipient meets or exceeds specified stock ownership guidelines, retires, or terminates employment with the Company. Both the initial grant and the final award are based on MCN's performance ranking within its peer group using the following parameters:

                 PERFORMANCE
                   RANKING                      PERCENT OF
                 (QUARTILE)                       AWARD
                 -----------                    ----------
 First.......................................  125% -  200%
 Second......................................   75% -  150%
 Third.......................................   25% -  100%
 Fourth......................................    0% -   50%

     Individual standard awards are based on the impact of the executive's position to corporate success and to the size of the standard grant (at current market value) compared to base salary to achieve an appropriate market-based relationship between base pay and incentive opportunity. The target award levels, which are expressed as a percentage of the 50th percentile base salary, are reviewed annually as part of the overall compensation survey analysis. The 1997 executive compensation survey and review clearly indicated that MCN's target award levels for executives significantly lagged the marketplace. The lag from the marketplace primarily reflects two factors. First, while MCN adjusts the target award levels to reflect changes in the Company's stock price, stock option award levels used by peer companies are typically not adjusted to reflect stock price appreciation. Second, the growth in the size of the company relative to its peers and the need to adjust award levels to be consistent with the Company's stated compensation objective of targeting long-term incentives to the 65th percentile. As a result, the standard award for the Chairman & CEO was increased from 85% to 160% of base salary. In 1998 this equated to 26,400 performance units (based on an average stock price of $38.28 for the period December 17, 1997 through January 15, 1998) for Mr. Glancy. Standard awards for other executives were also significantly increased.

     In 1996 the Committee approved the use of a new peer group to recognize MCN's transition to a diversified energy company; however, the old peer group was used as the basis for issuing final awards for performance units initially granted in 1995. The new peer group will be used as the basis for final awards for performance units granted in 1996 and subsequent years. The companies currently included in the respective peer groups are identified below:

                OLD PEER GROUP                                 NEW PEER GROUP
                --------------                                 --------------
                Atlanta Gas Light Company                      Brooklyn Union Gas Company
                Brooklyn Union Gas Company                     CMS Energy Corporation
                CMS Energy Corporation                         Coastal Corporation
                Columbia Gas System, Inc.                      Columbia Gas System, Inc.
                Consolidated Natural Gas Company               Consolidated Natural Gas Company
                DTE Energy Company (Detroit Edison)            Enron Corporation
                Equitable Resources, Inc.                      Equitable Resources, Inc.
                Laclede Gas Company                            KN Energy, Inc.
                National Fuel Gas Company                      National Fuel Gas Company
                NICOR Inc.                                     ONEOK Inc.
                ONEOK Inc.                                     Questar Corporation
                Peoples Energy Corporation                     Sonat Inc.
                Southwest Gas Corporation                      Southwestern Energy Company
                Washington Gas Light Company                   The Williams Companies
                WICOR, Inc.                                    WICOR, Inc.


     For the three-year period 1995-1997, MCN's total return to shareholders was 144%, which placed the Company fifth in the new peer group. Using the program guidelines above, and considering MCN's ranking, the Committee granted 1998 performance units at 150% of the standard award level. For Mr. Glancy the Committee granted 39,600 performance units. These units may as much as double or be forfeited completely based on how MCN's total shareholder return compares to peer companies using the above scale for the 1998-2000 period.


     The Performance Units initially granted in February 1995 vested in February 1998. The Company finished third in the old peer group for the 1995-1997 period; however, for the entire 1992-1997 performance cycle MCN finished second in the peer group with a total shareholder return of 336%. During this same six year period, MCN's total market capitalization increased by approximately $2.3 billion (357%) and shareholder value, based on the number of shares outstanding on December 31, 1991, increased by approximately $1.5 billion (231%). Based on that performance, the Committee adjusted the initial units granted by 200% to determine the final awards.

TREATMENT OF INDIVIDUAL EXECUTIVE WITH COMPENSATION EXCEEDING $1 MILLION
ANNUALLY

     In 1994, the Company adopted a plan requiring covered executives whose total compensation in any calendar year exceeded the $1 million limitation on deductibility set forth on Section 162(m) of the Internal Revenue Code of 1986 to defer the excess until he or she leaves the Company. This excess amount is placed in an account in which the value is adjusted in terms of MCN Common Stock at prevailing market prices. Executives receive dividend equivalents on 50% of the common stock units deferred.

CONCLUSION

     We believe that MCN's Executive Compensation programs closely align each executive's total compensation potential with individual and Company performance as well as shareholder returns, while providing a balanced compensation mix between base pay and incentives that is based on market and performance factors. We believe these compensation programs will allow MCN to attract, retain, and motivate executive employees. It is the Compensation Committee's intent to ensure that this alignment continues into the future and to review and refine the Company's pay and incentive programs to reflect this objective.

THE COMPENSATION COMMITTEE

Thomas H. Jeffs II, Chairman
Roger Fridholm
Dale A. Johnson
Howard F. Sims

PERFORMANCE GRAPHS

                    COMPARISON OF $100 INVESTED IN MCN STOCK
                              SINCE DECEMBER 1992
                           WITH DIVIDENDS REINVESTED

                                 [LINE GRAPH]

                                                 OLD             NEW
DATE              MCN           S&P 500       PEER GROUP      PEER GROUP
12/92           $100.00         $100.00         $100.00         $100.00
12/93           $118.42         $110.04         $113.97         $125.54
12/94           $128.34         $111.48         $102.05         $123.41
12/95           $173.65         $153.33         $142.87         $173.08
12/96           $223.57         $188.51         $172.31         $221.40
12/97           $322.37         $251.39         $213.29         $270.56

-------------------------

(1) The above graph compares the performance of MCN with that of a broad equity market index, the S&P 500 Composite. Also included is the performance of the old peer group of companies which is used in connection with the payout for the vesting of Performance units initially granted in 1995. In 1996, the Company changed to the new peer group of companies to be used in connection with its Performance Unit Plan to better reflect its current business mix. (See the discussion of peer groups and award periods on page 21.)


(2) The returns for each company included in the peer group are weighted according to the company's stock market capitalization at the beginning of each month.

                    COMPARISON OF $100 INVESTED IN MCN STOCK

                               SINCE JUNE 1988(1)

                           WITH DIVIDENDS REINVESTED

                                 [LINE GRAPH]

                                                 OLD             NEW
DATE              MCN           S&P 500       PEER GROUP      PEER GROUP
6/88            $100.00         $100.00         $100.00         $100.00
12/88           $100.94         $108.17         $120.88         $109.36
12/89           $137.34         $142.37         $177.61         $167.27
12/90           $136.30         $137.96         $173.70         $160.42
12/91           $166.53         $179.90         $185.44         $160.93
12/92           $225.47         $193.59         $213.18         $199.30
12/93           $267.00         $213.02         $242.97         $250.21
12/94           $289.38         $215.82         $217.56         $245.97
12/95           $391.53         $296.83         $304.56         $344.95
12/96           $504.09         $364.94         $367.34         $441.26
12/97           $726.85         $486.66         $454.69         $539.24

-------------------------


(1) The above graph compares the performance of MCN, since June 1988, when MCN stock began trading publicly subsequent to a spin-off from Primark Corporation, with that of a broad equity market index, the S&P 500 Composite, and a peer group of companies.

PROPOSAL 2 -- INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Company currently is authorized by its Articles of Incorporation to issue 100 million shares of MCN Common Stock. As of December 31, 1997, MCN has issued and outstanding 78,231,889 shares of MCN Common Stock, leaving 21,768,111 shares unissued and reserved for issuance. Approval of Proposal 2 would amend the Company's Articles of Incorporation by increasing the authorized number of shares of MCN Common Stock to 250 million and the unissued and reserved shares to 171,768,111. This proposal is intended to increase the Company's financial flexibility by increasing the number of shares of MCN Common Stock that can be issued without the necessity for further shareholder approval. The MCN Board believes that the increased flexibility provided by the amendment will enable the Company to respond promptly and appropriately to future financing needs, stock splits and other business opportunities. This proposal will be adopted upon receiving the affirmative vote of a majority of the outstanding shares of MCN Common Stock.

     Although the MCN Board will authorize the issuance of additional shares only when it considers doing so to be in the best interests of shareholders, the issuance of additional MCN Common Stock may, among other things, have a dilutive effect on earnings and equity per share, and on the voting rights of holders of shares of MCN Common Stock.

     In addition to the Company's authorization to issue MCN Common Stock, the Company is also authorized to issue 25 million shares of Preferred Stock, no par value, of which no shares are currently outstanding.

     THE MCN BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND APPROVAL OF THE AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL 3 -- APPROVAL TO AMEND THE MCN ENERGY GROUP INC. ARTICLES OF
              INCORPORATION TO CHANGE THE NUMBER OF DIRECTORS OF THE COMPANY

     The MCN Board proposes an amendment to the MCN Energy Group Inc. Articles of Incorporation to change the number of directors of the Company from "not fewer than seven, nor more than ten" to "not fewer than nine, nor more than twelve". The change will permit the MCN Board to evolve the skills and experience of its members to that required for a global energy company. The number of directors will be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire MCN Board.

     THE MCN BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND APPROVAL OF THE AMENDMENT OF THE MCN ENERGY GROUP INC. ARTICLES OF INCORPORATION TO CHANGE THE NUMBER OF DIRECTORS OF THE COMPANY.

PROPOSAL 4 -- SELECTION OF AUDITORS

     The MCN Board has selected Deloitte & Touche LLP as independent auditors to audit the financial statements of MCN and its subsidiaries for the year ending December 31, 1998 and is submitting its choice for ratification by shareholders. Deloitte & Touche LLP, or its predecessors, has served as MCN's auditors since 1988 and MichCon's auditors since 1986. A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement and respond to appropriate questions. If the appointment is not ratified, the MCN Board will appoint another firm as the independent auditors for the year ending December 31, 1998.

     THE MCN BOARD OF DIRECTORS RECOMMENDS THE RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS, TO AUDIT THE FINANCIAL STATEMENTS OF THE CORPORATION AND ITS SUBSIDIARIES FOR THE YEAR ENDING DECEMBER 31, 1998.

OTHER PROXY MATTERS

VOTING

     Michigan law and the Company's bylaws require the presence of a quorum for the annual meeting, defined here as a majority of the votes entitled to be cast at the meeting. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached.

     Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for shareholders approval. The director nominees must receive a plurality of the votes cast at the meeting; therefore, abstentions will not affect the election of directors. Both the approval of the amendment of the Company's Articles of Incorporation to increase the number of authorized shares of MCN Common Stock and the amendment to change the number of directors of the Company must be approved by a majority of the votes outstanding and not merely the votes cast. Therefore, abstentions will have the same legal effect as votes against these matters. The selection of the Company's auditors must be approved by a majority of the votes cast at the meeting; therefore, abstentions will not affect the selection of the Company's auditors.

     Under the rules of the New York Stock Exchange ("NYSE"), brokers who hold shares on behalf of their customers (shares held in street name), have the authority to vote on certain items when they have not received instructions from beneficial owners. However, brokers are not authorized to vote on "non-routine" matters if they do not receive instructions from beneficial owners ("Broker Non-votes"). Under NYSE rules, all the matters presently before the meeting are "routine" matters, therefore brokers holding shares in street name for their customers may vote, in their discretion, on behalf of any customer who does not furnish voting instructions. If a "non-routine" matter comes before the meeting, Broker Non-votes will not be treated as votes cast in determining the outcome of the vote.

COST OF SOLICITATION OF PROXIES

     The cost of soliciting Proxies will be borne by MCN and the solicitation will be made by use of the mails, personally or by telephone or telegraph by officers, directors and regular employees of MCN and its subsidiaries who will not be additionally compensated therefore. The firm of D.F. King & Co., Inc. has been retained to assist with the solicitation of broker and nominee Proxies at a cost of approximately $7,500. MCN will also reimburse banks, brokers, nominees and other fiduciaries for reasonable expenses incurred by them in forwarding the Proxy material to the beneficial owners of MCN Common Stock.

SHAREHOLDER PROPOSALS


     Shareholder proposals to be considered for inclusion in MCN's 1999 proxy statement for presentation at the 1999 Annual Meeting of Shareholders must be received no later than November 6, 1998. Other shareholder proposals concerning business to be conducted at MCN's annual meeting must be received not earlier than January 22, 1999 nor later than February 21, 1999. The Corporate Governance and Nominating Committee will consider suggestions from shareholders for nominees to the Company's Board of Directors. Such suggestions should include appropriate biographical information.



     All Shareholder proposals and nominations for the Company's Board of Directors must be received by the Secretary of MCN at 500 Griswold Street, Detroit, Michigan 48226.

                               500 Griswold Street
                             Detroit, Michigan 48226


/X/ PLEASE MARK YOUR                                                        4769
     VOTES AS IN THIS EXAMPLE.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED
HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE BOARD
OF DIRECTORS' NOMINEES AND "FOR" PROPOSALS 2, 3 AND 4.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4.

1. Election of  FOR  WITHHELD FOR ALL    2.  Approval to amend the  FOR  AGAINST  ABSTAIN   3.  Approval  to  FOR  AGAINST  ABSTAIN
   Directors             EXCEPT              MCN Articles of       / /    / /       / /         amend the MCN / /   / /      / /
           / /    / /     / /                Incorporation  to increase                         Articles of Incorporation
                                             the number of authorized                           to change the number of
                                             shares of MCN Common                               directors of  the Company.
                                             Stock                                       .
NOMINEES:
JAMES G. BERGES, THOMAS H. JEFFS II, WILLIAM K. MCCRACKIN                                   4.  Ratification of  FOR AGAINST ABSTAIN
AND  BILL M. THOMPSON                                                                           appointment of   / /   / /    / /
                                                                                                Deloitte & Touche LLP as independent
IF YOU DO NOT WISH YOUR SHARES                                                                  auditors for the
VOTED "FOR" A PARTICULAR NOMINEE,                                                               year ending
MARK THE "FOR ALL EXCEPT" BOX                                                                   December 31, 1998.
AND STRIKE A LINE THROUGH THE
NOMINEE(S) NAME.  YOUR SHARES
WILL BE VOTED FOR THE REMAINING                                                             5.  In their
NOMINEE(S).                                                                                     discretion the
                                                                                                Proxies are
                                                                                                authorized to vote
                                                                                                upon such other
                                                                                                business as may
                                                                                                properly come
                                                                                                before the  meeting
                                                                                                or adjournments.


                                                                                                Mark box at right //
                                                                                                to request that an
                                                                                                Attendance Card to
                                                                                                the Annual Meeting
                                                                                                be sent to you.

                                                                                                Mark box at right //
                                                                                                if comments have
                                                                                                been noted on the
                                                                                                reverse side of
                                                                                                this card.

                                                                                                Please sign
                                                                                                exactly as name
                                                                                                appears hereon.
                                                                                                Joint owners
                                                                                                should each sign.
                                                                                                When signing as
                                                                                                attorney,
                                                                                                executor,
                                                                                                administrator,
                                                                                                trustee or
                                                                                                guardian, please
                                                                                                give full title
                                                                                                as such.

                                                                                                SIGNATURE(S) DATE
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     FOLD AND DETACH HERE

                          [MCN ENERGY GROUP INC. LOGO]

                                  500 GRISWOLD
                             DETROIT, MICHIGAN 48226

Dear Shareholder:

Your vote is very important to the successful conduct of the company's business. I strongly encourage you to exercise your right to vote your shares. We must receive your vote prior to the Annual Meeting of Shareholders on April 22, 1998.

Please mark the boxes on the proxy card to indicate how you wish to vote your shares. Then sign, date and detach the card and return it in the enclosed postage-paid envelope. If you expect to attend the Annual Meeting, please mark the appropriate box above and an Attendance Card will be mailed to you prior to the meeting.

We look forward to meeting you if you are able to attend the Annual Meeting and thank you for promptly returning your proxy card.

Sincerely,


/S/ ALFRED R. GLANCY III
Alfred R. Glancy III
Chairman, President
& Chief Executive Officer

                          [MCN ENERGY GROUP INC. LOGO]


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MCN ENERGY GROUP INC.


P
R
O
X
Y


     The undersigned, having received the proxy soliciting material relative to the Annual Meeting, hereby (i) appoints Alfred R. Glancy III, William K. McCrackin and Daniel L. Schiffer, or any one of them, as Proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of MCN Energy Group Inc. owned of record by the undersigned, and (ii) directs Putnam Fiduciary Trust Company, Trustee under the MCN Energy Group Savings and Stock Ownership Plan and Trustee under the MichCon Investment and Stock Ownership Plan, to vote in person or by proxy all shares of Common Stock of MCN Energy Group Inc. allocated to any accounts of the undersigned under such Plans, and which the undersigned is entitled to vote, in each case, on all matters which may come before the 1998 Annual Meeting of Shareholders to be held at the Company's Headquarters in the Guardian Building, 32nd Floor Auditorium, 500 Griswold, Detroit, Michigan on April 22, 1998 at 1:00 p.m. Eastern Daylight-Saving Time, and any adjournments, unless otherwise specified herein. The Proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, are further authorized to vote on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the meeting, and are further authorized to vote on other matters which may properly come before the 1998 Annual Meeting and any adjournments.

                            DO YOU HAVE ANY COMMENTS?

                       -----------------------------------
                       -----------------------------------
                       -----------------------------------
                       -----------------------------------
                                            SEE REVERSE
                                            SIDE
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE